Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

between

HENNESSY ADVISORS, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

Trustee

Dated as of October [●], 2021

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of October [●], 2021 is between Hennessy Advisors, Inc., a California corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an indenture, dated as of October [●], 2021 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes, bonds or other evidences of indebtedness (the “Debt Securities”), to be issued in one or more series as provided in the Indenture.

The Company desires to issue and sell up to $[40,250,000] aggregate principal amount of the Company’s [●]% Notes due 2026 (the “Notes”).

Sections 11.01(i) and 11.01(j) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Base Indenture, provided, however, that any such change or elimination shall become effective only when there is no Debt Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision and/or (ii) establish the form or terms of Debt Securities of any series as permitted by Section 2.02 and Section 3.01 of the Base Indenture.

The Company desires to establish the form and terms of the Notes and to change or eliminate certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (a “Future Supplemental Indenture”)).

The Company has duly authorized the execution and delivery of this First Supplemental Indenture to provide for the issuance of the Notes and all acts and things necessary to make this First Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article I

TERMS OF THE NOTES

Section 1.01      The following terms relating to the Notes are hereby established:

(a)            The Notes shall constitute a series of Debt Securities having the title “[●]% Notes due 2026.” The Notes shall bear a CUSIP number of 425885 209 and an ISIN number of US4258852098.

(b)            The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Debt Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debt Securities of that series pursuant to Article 3, the second paragraph of Section 4.03, or Section 11.04 of the Indenture) shall be $[35,000,000] (or up to $[40,250,000] aggregate principal amount if the underwriters’ over-allotment option is exercised in full). Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or a Future Supplemental Indenture, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

(c)            The Stated Maturity of the Notes shall be December 31, 2026. The entire outstanding principal of the Notes shall be payable on the Stated Maturity, unless earlier redeemed or repurchased in accordance with the provisions of the Indenture.

(d)            The rate at which the Notes shall bear interest shall be [●]% per annum. The date from which interest shall accrue on the Notes shall be [October [●]] 2021 or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2021. If an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment). The initial interest period will be the period from and including [October [●]], 2021, to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 and December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of the principal of (and premium, if any, on) and any such interest on the Notes will be made at the office of the Trustee located at 60 Livingston Avenue, St. Paul, MN, 55107, and at such other address as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the request of the registered Holder the Company will pay the principal of (and premium, if any, on) and interest, if any, on the Notes by wire transfer of immediately available funds to an account at a bank in the United States, on the date when such amount is due and payable provided, further, however, that so long as the Notes are registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee. To request payment by wire transfer, the registered Holder must give the paying agent and the Trustee appropriate wire transfer instructions at least 15 Business Days before the requested payment is due. In the case of any interest payment due on an Interest Payment Date, the instructions must be given by the person who is the registered Holder on the Regular Record Date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in accordance with this Section. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

(e)            The Notes shall be initially issuable in global form (each such Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this First Supplemental Indenture. Each Global Note shall represent the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Debt Security Registrar, in accordance with Sections 2.04 and 3.06 of the Base Indenture.

(f)            The depositary for such Global Notes (the “Depository”) shall be The Depository Trust Company, New York, New York. The Debt Security Registrar with respect to the Global Notes shall be the Trustee.

(g)            The Notes shall be defeasible pursuant to Section 13.02 or Section 13.06 of the Indenture. Covenant defeasance contained in Section 13.06 of the Indenture shall apply to the covenants contained in Sections 5.07 and 5.08 of the Indenture.

(h)            The Notes shall be redeemable pursuant to Article 4 of the Base Indenture and as follows:

(i)            The Notes will be redeemable in whole or in part at any time or from time to time, at the option of the Company, on or after December 31, 2023, at a redemption price equal to 100% of the outstanding principal amount of the Notes to be redeemed, plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the Redemption Date.

(ii)            Notice of redemption shall be given in writing and electronically delivered through The Depository Trust Company or mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Notes to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Debt Security Register. All notices of redemption shall contain the information set forth in Section 4.02 of the Base Indenture.

(iii)            If the Company elects to redeem only a portion of the Notes, the Trustee or, with respect to the Global Notes, the Depository will determine the method for selecting the particular Notes to be redeemed, in accordance with Section 4.02 of the Base Indenture and the rules of any national securities exchange or quotation system on which the Notes are listed, to the extent applicable.

(iv)            Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption.

(i)            The Notes shall not be subject to any sinking fund pursuant to Section 4.05 of the Base Indenture.

(j)            The Notes shall be issuable in denominations of $25.00 and integral multiples of $25.00 in excess thereof.

(k)            Holders of the Notes will not have the option to have the Notes repaid prior to the Stated Maturity. Nothing in this Section shall prohibit purchases by the Company in the open market, private transactions or otherwise prior to the Stated Maturity.

Article II
DEFINITION AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 2.01      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Article 1 of the Base Indenture shall be amended by adding the following defined terms to Section 1.01 in appropriate alphabetical sequence, as follows:

Capital Lease Obligation:

The term “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Company or any Subsidiaries the Company may acquire or establish in the future, or of a special purpose or other entity not consolidated with the Company and any Subsidiaries the Company may acquire or establish in the future that (x) initially were not included on the Company’s consolidated balance sheet as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and its Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (y) did not exist on the date of the First Supplemental Indenture and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on such date had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations; provided further, notwithstanding the foregoing, “Capital Lease Obligations” shall not include obligations relating to a lease that was (or would be) classified and accounted for by the Company and its Subsidiaries as an operating lease under GAAP as in effect prior to the effectiveness of Accounting Standards Codification 842.

Exchange Act:

The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

First Supplemental Indenture:

The term “First Supplemental Indenture” means that certain First Supplemental Indenture, dated as of October [●], 2021, between the Company and the Trustee.

GAAP:

The term “GAAP” means generally accepted accounting principles in effect from time to time in the United States; provided, notwithstanding the foregoing, if any change in such generally accepted accounting principles or in the application thereof after the date of the First Supplemental Indenture would affect the computation of any financial ratio or requirement set forth in the Debt Securities or the Indenture, then the Company may deliver notice to the Trustee that such change will not apply for any determinations thereafter under the Debt Securities or the Indenture.

Net Consolidated Debt:

The term “Net Consolidated Debt” means, as of any determination date, without duplication, an amount equal to (a) the aggregate principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries, plus (b) Capital Lease Obligations that the Company and/or its Subsidiaries may have outstanding as of such date, minus (c) the aggregate amount of cash and cash equivalents included on the Company’s most recent consolidated balance sheet; provided that the cash proceeds of any proposed incurrence of indebtedness shall not be included in this clause (c) for purposes of calculating Net Consolidated Debt; provided further that “Net Consolidated Debt” shall not include (1) any indebtedness that has been defeased, discharged and/or redeemed, provided that funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge or redemption) have been irrevocably deposited with a trustee or agent for the benefit of the relevant holders of such indebtedness, (2) interest, fees, make-whole amounts, premium, charges or expenses, if any, relating to the principal amount of Net Consolidated Debt, and (3) any indebtedness owing to the Company by any of its Subsidiaries or any indebtedness owing to any of its Subsidiaries by the Company or another Subsidiary.

Net Consolidated Debt to Equity Ratio:

The term “Net Consolidated Debt to Equity Ratio” means the ratio of Net Consolidated Debt to the Company’s total shareholders’ equity as shown on the Company’s most recent consolidated balance sheet.

Article III
COVENANTS

Section 3.01      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Article 5 of the Base Indenture shall be amended by adding the following new Sections 5.07 through 5.08 thereto, each as set forth below:

“Section 5.07. Commission Reports and Reports to Holders.

If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Holders of Notes and the Trustee for the period of time during which the Notes are Outstanding: (i) within 90 days after the end of each fiscal year of the Company, audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP.”

“Section 5.08. Net Consolidated Debt to Equity Ratio.

The Company agrees to not permit the Net Consolidated Debt to Equity Ratio, measured as of the last day of each fiscal quarter, to be greater than 2 to 1.”

Article IV
REMEDIES

Section 4.01      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 7.01 of the Base Indenture shall be amended by replacing the final two paragraphs thereof with the following:

“In each and every such case, so long as such Event of Default with respect to any series of Debt Securities for which there are Debt Securities Outstanding occurs and is continuing and shall not have been remedied or waived to the extent permitted by the terms of this Indenture, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of such series, by notice in writing to the Company (and to the Trustee if given by Holders), may declare the principal of all the Debt Securities of such series and the interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Indenture or in the Debt Securities of such series contained to the contrary notwithstanding. This provision, however, is subject to the condition that if, at any time after the principal of the Debt Securities of such series shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, (i) the Company shall pay or shall deposit with the Trustee a sum sufficient to pay in the currency in which the Debt Securities of such series are payable all matured installments of interest upon all of the Debt Securities and the principal of and premium, if any, on any and all Debt Securities of such series which shall have become due otherwise than by such declaration (with interest on overdue installments of interest to the extent that payment of such interest is enforceable under applicable law and on such principal and premium, if any, at the rate borne by the Debt Securities of such series or as otherwise provided in the form of Debt Security for such series, to the date of such payment or deposit) and the expenses of the Trustee (subject to Section 8.06), and (ii) any and all Events of Default under this Indenture, other than the nonpayment of principal of and accrued interest on Debt Securities of such series which shall have become due by such declaration, shall have been cured or shall have been waived in accordance with Section 7.07 or provision deemed by the Trustee to be adequate shall have been made therefor — then and in every such case the Holders of at least a majority in aggregate principal amount of the Debt Securities of such series then Outstanding, by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

In case the Trustee or any Holders shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of such rescission and annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Trustee and the Holders shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Holders shall continue as though no such proceeding had been taken.”

Section 4.02      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 7.07 of the Base Indenture shall be amended by replacing the third sentence thereof with the following:

“Subject to Section 7.01, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default or Event of Default hereunder and its consequences except (i) a default in the payment of principal of or premium, if any, or interest on such Debt Securities, or (ii) in respect of a covenant or provision hereof which cannot be modified or amended without the written consent of the Holder of each Outstanding Debt Security of such series directly and adversely affected thereby.”

Article V
MEETINGS OF HOLDERS OF SECURITIES

Section 5.01      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 10.05 of the Base Indenture shall be amended by replacing the third paragraph thereof with the following:

“Subject to the provisions of Section 9.04, at any meeting each Holder of a Debt Security of a series entitled to vote at such meeting or proxy shall be entitled to one vote for each $25.00 principal amount of Debt Securities of such series held or represented by such Holder; provided, however, that no vote shall be cast or counted at any meeting in respect of any Debt Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote except as a Holder of Debt Securities of such series or proxy therefor. Any meeting of Holders of Debt Securities duly called pursuant to the provisions of Section 10.02 or 10.03 may be adjourned from time to time and the meeting may be held as so adjourned without further notice.”

Article VI
MERGER

Section 6.01      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Article 12 of the Base Indenture shall be amended by replacing Section 12.01 thereof with the following:

“Section 12.01      Company May Consolidate, etc., on Certain Terms

Unless otherwise provided in the terms of such Debt Securities, the Company shall not consolidate with or merge with or into any other entity or convey or transfer all or substantially all of its assets to any Person, unless:

(1)            either the Company shall be the continuing entity, or the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer all or substantially all of the assets of the Company shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Debt Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

(2)            immediately after giving effect to such transaction, no default or Event of Default shall have happened and be continuing; and

(3)            the Company and the successor Person have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.”

Article VII
DEFEASANCE

Section 7.01      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Article 13 of the Base Indenture shall be amended by replacing Section 13.01 thereof with the following:

“Section 13.01      Satisfaction, Discharge and Defeasance of Debt Securities of any Series

Except as set forth below, this Indenture shall upon Company Request cease to be of further effect with respect to any series of Debt Securities specified in such Company Request (except as to any surviving rights of registration of transfer or exchange of Debt Securities of such series expressly provided for herein or pursuant hereto, any surviving rights of tender for repayment at the option of the Holders), and the Trustee, upon receipt of a Company Order, and at the expense of the Company, shall promptly execute proper instruments acknowledging satisfaction and discharge of this Indenture as to such series when:

(1)	Either:

(A)	all Debt Securities of such series theretofore authenticated and delivered (other than (i) Debt Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.07 and (ii) Debt Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Sections 13.03 and 13.04) have been delivered to the Trustee for cancellation; or

(B)	all Debt Securities of such series not theretofore delivered to the Trustee for cancellation

(i)	have become due and payable, or

(ii)	will become due and payable at their Stated Maturity within one year, or

(iii)	if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose, solely for the benefit of the Holders of such Debt Securities, an amount in the currency in which the Debt Securities of such series are payable, sufficient to pay and discharge the entire indebtedness on such Debt Securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of Debt Securities which have become due and payable on or prior to the date of such doposit) or to the Stated Maturity or Redemption Date, as the case may be;

(2)	the Company has paid or caused to be paid all other sums payable hereunder by the Company with respect to the Debt Securities of such series; and

(3)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for in this Indenture relating to the satisfaction and discharge of this Indenture as to such series have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee and any predecessor Trustee under Section 8.06, the obligations of the Company to any Authenticating Agent under Section 8.14, and, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section, the obligations of the Trustee under Section 8.05 and Section 13.04 shall survive any termination of this Indenture.”

Section 7.02      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 13.02 of the Base Indenture shall be amended by replacing clauses (b) and (c) thereof with the following:

“(b)      no Event of Default or event which with notice or lapse of time would become an Event of Default with respect to such series of Debt Securities shall have occurred and be continuing on the date of such deposit and no Event of Default or event which with notice or lapse of time would become an Event of Default specified in clause (e) or (f) of Section 7.01 shall occur within the next 90 days thereafter;

(c)            the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the U.S Internal Revenue Service, a ruling, or (ii) there has been a change in applicable Federal income tax law, in either case to the effect that, the Holders of such Outstanding Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;”

Section 7.03      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 13.02 of the Base Indenture shall be amended by adding clause (e) thereof with the following:

“(e)      Such defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound.”

Section 7.04      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Article 13 of the Base Indenture shall be amended by replacing all reference to “Section 13.01 or 13.02” in Sections 13.03 or 13.05 thereof with “Sections 13.01, 13.02 or 13.06”.

Section 7.05      Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding, Article 13 of the Base Indenture shall be amended by adding the following new Section 13.06:

“Section 13.06      Covenant Defeasance

The Company shall be released from its obligations under any covenant with respect to a series of Outstanding Debt Securities and such Debt Securities shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenant, but shall continue to be deemed “Outstanding” for all other purposes hereunder if:

(a)            the Company has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose (1) Dollars or Foreign Currency, as applicable based on the denomination of such series of Debt Securities, in an amount, or (2) Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide on or before the due date of any payment in respect of such series of Debt Securities in an amount, or (3) a combination thereof, sufficient, after payment of all Federal, state and local taxes in respect thereof payable by the Trustee, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge (A) the principal of (and premium, if any) and each installment of principal (and premium, if any) and interest on the Outstanding Debt Securities of that series on the Stated Maturity of such principal or installment of principal or interest and (B) any mandatory sinking fund payments or analogous payments or payments pursuant to any call for redemption applicable to Debt Securities of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and such Debt Securities;

(b)            Such covenant defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(c)            no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such series of Debt Securities shall have occurred and be continuing on the date of such deposit and no Event of Default or event which with notice or lapse of time would become an Event of Default specified in clause (e) or (f) of Section 7.01 shall occur within the next 90 days thereafter;

(d)            the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such Outstanding Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e)            the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance contemplated by this Section have been complied with.

For this purpose, such “covenant defeasance” means that, with respect to such Outstanding Debt Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or such other covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or such other covenant or by reason of reference in any such Section or such other covenant to any other provision herein or in any other document and such omission to comply shall not constitute a default or an Event of Default under Section 7.01(d) or 7.01(g) or otherwise, as the case may be, but, except as specified above, the remainder of this Indenture and such Debt Securities shall be unaffected thereby. Following a covenant defeasance, payment of such Debt Securities may not be accelerated because of an Event of Default solely by reference to such Sections specified above in this Section 13.05.”

Article VIII
MISCELLANEOUS

Section 8.01      This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 8.02      In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.03      This First Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.

Section 8.04      The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 8.05      The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 8.06      Notwithstanding anything else to the contrary herein, the terms and provisions of this First Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Debt Securities under the Indenture and this First Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Debt Securities under the Indenture, whether now or hereafter issued and Outstanding.

Section 8.07      The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

HENNESSY ADVISORS, INC.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

[Signature page to First Supplemental Indenture]

Exhibit A - Form of Global Note

This Debt Security is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company or a nominee thereof. This Debt Security may not be exchanged in whole or in part for a Debt Security registered, and no transfer of this Debt Security in whole or in part may be registered, in the name of any Person other than The Depository Trust Company or a nominee thereof, except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of The Depository Trust Company to the Company or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depository Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.

Hennessy Advisors, Inc.

No.	$ CUSIP No. 425885 209 ISIN No. US4258852098

[●]% Notes Due 2026

Hennessy Advisors, Inc., a corporation duly organized and existing under the laws of California (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of             (U.S. $            ) on December 31, 2026 and to pay interest thereon from [●], 2021 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 31, June 30, September 30 and December 31 in each year, commencing December 31, 2021 (provided, that if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment), at the rate of [●]% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Debt Security is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 and December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Debt Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Debt Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Debt Security may be issued as part of a series.

Payment of the principal of (and premium, if any, on) and any such interest on this Debt Security will be made at the Corporate Trust Office of the Trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the request of the registered Holder as provided in the Indenture, the Company will pay the principal of (and premium, if any, on) and interest, if any, on this Debt Security by wire transfer of immediately available funds to an account at a bank in the United States, on the date when such amount is due and payable provided, further, however, that so long as this Debt Security is registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee.

Reference is hereby made to the further provisions of this Debt Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Debt Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

HENNESSY ADVISORS, INC.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Hennessy Advisors, Inc.
[●]% Notes due 2026

This Debt Security is one of a duly authorized issue of Debt Securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture, dated as of October [●], 2021 (herein called the “Base Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as amended and supplemented by the First Supplemental Indenture, dated October [●], 2021, relating to the Securities, by and between the Company and the Trustee (herein called the “First Supplemental Indenture,” the First Supplemental Indenture and the Base Indenture collectively are herein called the “Indenture”). In the event of any conflict between the Base Indenture and the First Supplemental Indenture, the First Supplemental Indenture shall govern and control.

This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to [thirty-five million] dollars (U.S. $[35,000,000]), or up to [forty million two hundred fifty thousand] dollars (U.S. $[40,250,000]) aggregate principal amount if the underwriters’ over-allotment option to purchase additional Securities is exercised in full. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate principal amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

The Securities of this series are subject to redemption in whole or in part at any time or from time to time, at the option of the Company, on or after December 31, 2023 at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

Notice of redemption shall be given in writing and electronically delivered through The Depository Trust Company or mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Securities to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Debt Security Register. All notices of redemption shall contain the information set forth in Section 4.02 of the Base Indenture.

Any exercise of the Company’s option to redeem the Securities will be done in compliance with the Indenture.

If the Company elects to redeem only a portion of the Securities, the Trustee or, with respect to the Global Notes, the Depository will determine the method for selecting the particular Securities to be redeemed, in accordance with Section 4.02 of the Base Indenture and the rules of any national securities exchange or quotation system on which the Securities are listed, to the extent applicable. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities called for redemption.

Holders of Securities do not have the option to have the Securities repaid prior to December 31, 2026.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

The Indenture provides that the Company may not consolidate with or merge with or into any other entity or convey or transfer all or substantially all of its assets to any Person, unless certain specified conditions set forth in Article 12 of the Indenture are satisfied.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee such indemnity, security or both as it may reasonably require against the costs, expenses and other liabilities to be incurred in compliance with such request, and the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, security or both, shall have neglected or refused to institute any such action, suit or proceeding (and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 7.07 of the Indenture). The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $25.00 and any integral multiples of $25.00 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

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No service charge shall be made for any such registration of transfer or exchange, but the Company, the Trustee or the Debt Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee or the Debt Security Registrar and any agent of the Company, the Trustee or the Debt Security Registrar may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee, the Debt Security Registrar, or any agent thereof shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

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